Exhibit 99.1

Renovaro to Acquire Predictive Oncology in All-Stock Transaction

Acquisition provides access to critical resources encompassing a biobank of more than 150,000 tumor specimens, 200,000 pathology slides and decades of longitudinal drug response data

Data provides a critical pathway to progress AI using the high-speed computing power provided through collaboration with Nebul

Combines Predictive Oncology’s AI-driven multi-omic drug discovery platform with Renovaro’s AI Cube multi-omic artificial intelligence to advance both cancer diagnostics and early drug discovery

Planned test launch to assist physicians in individualizing cancer therapy to improve treatment outcomes

Los Angeles – January 6, 2025 – Renovaro Inc. (NASDAQ: RENB), a pioneer in cancer diagnostics and therapeutics powered by artificial intelligence, today announced it has entered into a binding LOI to acquire Predictive Oncology (NASDAQ: POAI) in an all-stock transaction.

David Weinstein, Chief Executive Officer of Renovaro, commented, “Renovaro is on a quest to offer cancer patients early diagnostic options, treatment protocols, and recurrence monitoring. Predictive Oncology will enhance our capabilities by assisting oncologists with patient specific diagnostic and therapeutic clinical support data. Predictive Oncology’s proprietary AI/ML platform has been proven to predict tumor-drug response with 92% accuracy which, I believe, will allow us to launch as a decision support platform for medical oncologists in 2025. As importantly, there are strong synergies with Predictive’s small molecule solid tumor drug-tumor response modeling capabilities and Renovaro’s liquid biopsy approach to early cancer detection and monitoring.”

Raymond Vennare, Chief Executive Officer of Predictive Oncology, added, “We recognize that by integrating Predictive Oncology’s AI-driven drug discovery platform and vast biobank of more than 150,000 patient tumor samples, 200,000 pathology slides and decades of longitudinal drug response data with Renovaro’s multi-disciplinary artificial intelligence, multi-omics and multi-modal data expertise, we are opening to door to diagnostic, therapeutic and drug discovery possibilities that we otherwise would never have considered.”

Short-Term Synergies

•	By leveraging Predictive Oncology’s extensive biobank of 150,000 tumor samples, Renovaro gains an invaluable resource to accelerate biomarker discovery, clinical trial optimization and clinical decision support tools across multiple cancer types.

•	The combined organization will have a state-of-the-art CLIA, NYSDOH, and CA-certified laboratory staffed by a highly experienced team.

•	Infrastructure streamlines Renovaro’s development, validation, and rollout of new diagnostic tests in Europe, improving speed to market and expanding global reach.

•	Introduces novel in vivo chemosensitivity and resistance assay for predicting patient response to cancer chemotherapy to the European markets.

•	Enables the company to collaborate across multi-omic platforms for drug discovery.

Long-Term Vision

•	Renovaro’s partnership with Predictive Oncology creates a powerful foundation for delivering a global point-of-care solution for cancer.

•	By integrating Predictive Oncology’s AI-driven small molecule solid tumor expertise with Renovaro’s AI-powered liquid biopsy and cancer vaccine programs, we envision an opportunity to provide patients with a comprehensive, end-to-end solution from diagnostics and early detection to personalized therapies, in silico modeling and biomarker discovery.

•	First-in-class, full-stack clinical service has the potential to advance cancer therapy at every stage of the patient’s journey, improving outcomes and reducing costs.

Predictive Oncology announced on November 13, 2024, that the company’s Board of Directors, working with a strategic advisor, had initiated a process to evaluate a broad range of strategic alternatives intended to maximize shareholder value and issued an update on December 3, 2024, stating the Company was engaged in productive discussions with multiple interested parties and looked forward to the timely completion of this process.

Transaction Details

Renovaro will acquire 100% of Predictive Oncology common shares through the issuance of Preferred stock.

About Predictive Oncology

Predictive Oncology is on the cutting edge of the rapidly growing use of artificial intelligence and machine learning to expedite early biomarker and drug discovery and enable drug development for the benefit of cancer patients worldwide. The company’s proprietary AI/ML platform has been scientifically validated to predict with 92% accuracy if a tumor sample will respond to a certain drug compound, allowing for a more informed selection of drug/tumor type combinations for subsequent in-vitro testing. Together with the company’s vast biobank of more than 150,000 assay-capable heterogenous human tumor samples, Predictive Oncology offers its academic and industry partners one of the industry’s broadest AI-based drug discovery solutions, further complimented by its wholly owned CLIA lab and GMP facilities. Predictive Oncology is headquartered in Pittsburgh, PA. https://predictive-oncology.com/

About Renovaro

Renovaro https://renovarogroup.com/ aims to accelerate precision and personalized medicine for longevity powered by mutually reinforcing AI and biotechnology platforms for early diagnosis, better-targeted treatments, and drug discovery. Renovaro Inc. includes RenovaroBio with its advanced cell-gene immunotherapy company and RenovaroCube.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline, platform and fundraising. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Renovaro’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Renovaro Inc. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Investor Relations

Chris Tyson
Executive Vice President
MZ Group - MZ North America
949-491-8235
RENB@mzgroup.us
www.mzgroup.us

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